Exhibit 99.1

INTELLISYNC CORPORATION

2002 STOCK OPTION PLAN,

as amended by the Board of Directors on August 25, 2004 and

approved by the Stockholders on November 5, 2004

1. Purpose. Intellisync Corporation 2002 Stock Option Plan, as amended (the “2002 Plan”) is established to attract, retain and reward persons providing services to Intellisync Corporation and any successor corporation thereto (collectively referred to as the “Company”), and any Parent and/or Subsidiary (all of whom along with the Company being individually referred to as a “Participating Company” and collectively referred to as the “Participating Company Group”), and to motivate such persons to contribute to the growth and profits of the Participating Company Group in the future. For purposes of the 2002 Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Capitalized terms not defined in the test of the 2002 Plan are defined as set forth in Section 15 below.

2. Administration. The 2002 Plan shall be administered by the Board of Directors of the Company (the “Board”) and/or by one or more duly appointed committees (collectively, the “Committee”) of the Board having such powers as shall be specified by the Board. The composition of, and authority delegated to, the Committee shall conform to any mandatory requirements of the Applicable Laws. Subsequent references herein to the Board shall also mean the Committee if such Committee has been appointed and, unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend the 2002 Plan at any time, subject to the terms of the 2002 Plan and any limitations imposed by the Applicable Laws. If permitted by the Applicable Laws, the Board may authorize one or more officers to make awards under the 2002 Plan, within such limits as the Board may specify in connection with such grant of authority.

All questions of interpretation of the 2002 Plan or of any options granted under the 2002 Plan (an “Option”) shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the 2002 Plan and/or any Option. Options may be either incentive stock options as defined in section 422 of the Code (“Incentive Stock Options”) or nonqualified stock options. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

3. Eligibility and Consequences of Participation in 2002 Plan.

(a) Eligibility. Options may be granted only to employees (including officers and directors who are also employees) and directors of the Participating Company Group or to individuals who are rendering services as consultants of or advisors to the Participating Company Group. The Board shall, in its sole discretion, determine which persons shall be granted Options. A director of the Company may only be granted a nonqualified stock option unless the director is also an employee of the Company. An individual who is rendering services as a consultant, advisor, or other independent contractor may only be granted a nonqualified stock option. Eligible persons may be granted more than one (1) Option.

(b) Rights as Stockholder. Until the issuance of the shares following exercise of an Option (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the shares of Stock subject to an Option.

(c) No Employment Rights. The 2002 Plan shall not confer upon any Optionee any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with such participant’s right or the Company’s right to terminate the employment or consulting relationship at any time for any reason.

4. Shares Subject to Options; Limitation on Awards to Employees.

(a) Options shall be for the purchase of shares of the authorized but unissued, or reacquired (treasury) common stock of the Company (the “Stock”), subject to adjustment as provided in Section 9 below. The maximum number of shares of Stock which may be issued under the 2002 Plan shall be eight million seven hundred seventy five thousand (8,775,000) shares. In the event that any outstanding Option for any reason expires or is terminated or canceled, the shares allocable to the unexercised portion of such Option may again be subject to an Option grant.

(b) Subject to adjustment as provided in Section 9 below, the maximum number of shares of Stock that may be subject to Options granted to any one employee for any fiscal year of the Company shall not be more than two million two hundred and seventy five thousand (2,275,000) shares of Stock which may be issued under the 2002 Plan.

5. Time for Granting Options. All Options shall be granted, if at all, within ten (10) years from the earlier of the date the 2002 Plan is adopted by the Board or the date the 2002 Plan is duly approved by the stockholders of the Company.

6. Terms, Conditions and Form of Options. Subject to the provisions of the 2002 Plan, the Board shall determine for each Option (which need not be identical) the number of shares of Stock for which the Option shall be granted, the option exercise price of the Option, the timing and terms of exercisability and vesting of the Option, whether the Option is to be treated as an Incentive Stock Option or as a nonqualified stock option and all other terms and conditions of the Option not inconsistent with the 2002 Plan. Options granted pursuant to the 2002 Plan shall be evidenced by written agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish, which agreements may incorporate all or any of the terms of the 2002 Plan by reference and shall comply with and be subject to the following terms and conditions:

(a) Option Exercise Price. The option exercise price for each Option shall be established in the sole discretion of the Board; provided, however, that (i) the option exercise price per share for an Incentive Stock Option shall be not less than the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option, (ii) the option exercise price per share for a nonqualified stock option shall not be less than eighty-five percent (85%) of the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option and (iii) no Incentive Stock Option granted to an Optionee who at the time the Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of section 422(b)(6) of the Code (a “Ten Percent Owner Optionee”) shall have an option exercise price per share less than one hundred ten percent (110%) of the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a nonqualified stock option) may be granted with an option exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of section 424(a) of the Code.

(b) Exercise Period of Options. The Board shall have the power to set the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee, and the term of each Option; provided, however, that (i) no Option shall be exercisable after the expiration of ten (10) years after the date such Option is granted, and (ii) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the date such Option is granted. The Board shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled after the thirtieth (30th) calendar day of any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Optionee continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(c) Payment of Option Exercise Price. Payment of the Option exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check, or cash equivalent; (ii) by tender to the Company of shares of the Company’s stock owned by the Optionee having a value, as determined by the Board (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the aggregate exercise price of the Option shares being exercised, provided that in the case of Shares acquired, directly or indirectly, from the Company, such Shares must have been owned by the Optionee for more than six months on the date of tender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge); (iii) by the assignment of the proceeds of a sale of some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System); (iv) any other method permissible under the Applicable Laws, or (v) by any combination of the foregoing methods. The Board may at any time or from time to time, by adoption of or by amendment to either of the standard forms of stock option agreement described in Section 7 below, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the Option exercise price and/or which otherwise restrict one (1) or more forms of consideration. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve and/or terminate any program and/or procedures for the exercise of Options by means of an assignment of the proceeds of a sale of some or all of the shares of Stock to be acquired upon such exercise, and the Company may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise if the Board determines that acceptance of such form is not in the best interests of the Company or its stockholders at such time.

(d) $100,000 Limitation Applicable to Incentive Stock Options. Notwithstanding any designation by the Board of an Option as an Incentive Stock Option, to the extent that the aggregate fair market value of shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as nonstatutory stock options. For purposes of this paragraph, Incentive Stock Options shall be taken into account in the order in which they were granted, and the fair market value of the shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(e) Withholding Taxes. As a condition of the grant, vesting or exercise of an option, the optionee (or in the case of the optionee’s death, the person succeeding to the optionee’s rights under the option) shall make such arrangements as the administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, vesting or exercise of the option and the issuance of shares thereunder. The Company shall not be required to issue any shares under the Plan until such obligations are satisfied. If the Compensation Committee allows the withholding or surrender of shares of Company stock to satisfy an optionee’s tax withholding obligations under this paragraph, the administrator shall not allow shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

7. Standard Forms of Stock Option Agreement. The Board shall set forth the terms of each Option in a written document (the “Stock Option Agreement”), at the time an Option is granted or as otherwise provided for by this Section 7, the form(s) of which shall be approved from time to time by the Board, including any documents attached to or incorporated into such Option agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(a) Incentive Stock Options. Unless otherwise provided for by the Board at the time an Option is granted, an Option designated as an “Incentive Stock Option” shall comply with and be subject to the terms and conditions set forth in the form of incentive stock option agreement and the Applicable Laws.

(b) Nonqualified Stock Options. Unless otherwise provided for by the Board at the time an Option is granted, an Option designated as a “Nonqualified Stock Option” shall comply with and be subject to the terms and conditions set forth in the form of nonqualified stock option agreement and the Applicable Laws.

(c) Termination of Options. The Board shall provide in the applicable form of Option agreement for the treatment of an Option upon termination of the Optionee’s service relationship to the Participating Company in compliance with the Applicable Laws. Notwithstanding the above, unless the Board otherwise provides in the applicable Stock Option Agreement, each Option shall terminate as to those shares in which the Optionee is unvested as of the date of termination of his or her service relationship effective immediately upon such date of termination. Similarly, if the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent entitled within the time period specified in the option agreement, the Option shall terminate even as to vested shares effective upon the expiration of such period.

8. Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of the forms of Stock Option Agreement either in connection with the grant of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of such revised or amended standard form or forms of Stock Option Agreement shall be in accordance with the terms of the 2002 Plan and the Applicable Laws. Such authority shall include, but not by way of limitation, the authority to grant Options which are immediately exercisable subject to the Company’s right to repurchase any unvested shares of Stock acquired by an Optionee on exercise of an Option in the event such Optionee’s employment with the Participating Company Group is terminated for any reason, with or without cause.

9. Effect of Change in Stock Subject to the 2002 Plan. Subject to any action required under the Applicable Laws by the stockholders of the Company, the number of shares of Stock covered by each outstanding Option, the numbers of Shares set forth in Section 4(b) above, and the number of Shares of Stock that have been authorized for issuance under the 2002 Plan but as to which no Option have yet been granted or that have been returned to the 2002 Plan upon cancellation or expiration of an award, as well as the exercise price per share of outstanding Options, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an Option.

10. Transfer of Control; Liquidation. A “Transfer of Control” shall be deemed to have occurred in the event of (a) a sale of all or substantially all of the Company’s assets, (b) a merger, consolidation or other capital reorganization or transaction of the Company with or into another corporation, entity or person.

In the event of a Transfer of Control, the Board, in its sole discretion, may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), for the Acquiring Corporation to either assume the Company’s rights and obligations under outstanding Options or substitute options for the Acquiring Corporation’s stock for such outstanding Options. Any Options which are neither assumed, substituted for by the Acquiring Corporation in connection with the Transfer of Control, nor exercised as of the date of the Transfer of Control, shall terminate and cease to be outstanding effective as of the date of the Transfer of Control. In the event of a liquidation or dissolution of the Company, each Option will terminate immediately prior to the consummation of such action, unless otherwise determined by the Board in its sole discretion.

11. Provision of Information. The Company shall comply with any requirements of the Applicable Laws relating to provision of financial or other information about the Company to 2002 Plan participants.

12. Transferability of Options. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. No Incentive Stock Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution. Subject to the Applicable Laws, the Board may in its sole discretion, and to the extent reflected in the applicable form of stock option agreement, grant transferable nonstatutory stock options.

13. Termination or Amendment of the 2002 Plan. The Board may terminate or amend the 2002 Plan or one or more outstanding Options at any time; provided, however, that without the approval of the Company’s stockholders, there shall be (a) no increase in the total number of shares of Stock covered by the 2002 Plan (except by operation of the provisions of Section 9 above), (b) no change in the class of persons eligible to receive Incentive Stock Options and (c) no expansion in the class of persons eligible to receive nonqualified stock options. In any event, no amendment may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee, unless such amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option.

14. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the 2002 Plan or any stock option agreement entered into by the Company pursuant to the 2002 Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any shares under the 2002 Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of an Option, the Company may require the person exercising the award to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by law or in the best interests of the Company.

15. Definitions. The following definitions apply to terms used in the 2002 Plan:

(a) ”Applicable Laws” means the legal requirements relating to the administration of stock option plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any Stock Exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Options are granted under the 2002 Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(b) ”Optionee” means any person granted an Option under the 2002 Plan.

(c) ”Parent” means a “parent corporation,” whether now or hereafter existing, as defined in section 424(e) of the Code, or any successor provision.

(d) ”Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in section 424(f) of the Code, or any successor provision.